Exhibit 99.2

Kulicke & Soffa Closes Sale of Semiconductor Package Test Business

Willow Grove, PA, April 3, 2006 — Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced that it has completed the previously announced sale of substantially all of the assets of its package test business for $17.0 million, plus the assumption of certain liabilities. The sale of the package test assets located in Suzhou, China is expected to be completed within six months, without additional consideration.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. We believe K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials that contact the surface of the customer’s semiconductor devices. The ability to provide these critical, assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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